Dresser-Rand
Annual Incentive Program (AIP)

Effective January 1, 2009

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This program document summarizes the Dresser-Rand Group and Affiliates’ Annual Incentive Program (the “Program”) formerly referred to as the Annual Incentive Matrix (AIM) program. The document is comprised of two sections; 1) the AIP controlling language and 2) a schedule of the Program parameters (Program Summary) which are subject to change each year.

The Program is a subplan of the 2008 Stock Incentive Plan (the “Plan”), and all Awards under the Program are granted pursuant to Section 9 of the Plan, which is hereby incorporated by reference.  Capitalized terms not specifically defined herein have the meanings specified in the Plan.  In the event of any conflict between the Program and the Plan, the terms of the Plan shall control.

Annual Incentive Program Objectives:
The purpose of the Program is to reward eligible D-R employees based on performance against financial and individual objectives as determined by the Committee.  Eligible participants may include employees of Dresser-Rand Group Inc. and its Affiliates that are selected for participation in the Plan.

Definitions:

As used in the AIP Summary, the following terms shall have the meanings set forth below:

(a)                      “Affiliate” means, with respect to any referenced person or entity, any other person controlling, controlled by, or under common control with such person.

(b)                      “Award” means an award of an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Common Share, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Committee may structure to qualify in whole or in part as a Performance Award.

(c)                      “Board” means the board of directors of the Company.

(d)                      “Change in Control” means the first to occur of any of the following events:

(i)                      during any 12-month period, the members of the Board (the “Incumbent Directors”) cease for any reason other than due to death or disability to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the members of the Board who are at the time Incumbent Directors shall be considered an Incumbent Director, other than  any such individual whose initial assumption of office occurs  as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(ii)           the acquisition or ownership by any individual, entity or "group" (within the meaning of  Section 13(d)(3)  of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or any of its Affiliates, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors;

(iii)           the merger, consolidation or other similar transaction of the Company, as a result of which the stockholders of the Company immediately prior to such merger, consolidation or other transaction, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of the merged, consolidated or other surviving company; and

(iv)           the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company.

(e)                      A “Change in Control” shall not be deemed to occur if the Company undergoes a bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

(f)                      “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(g)                      “Committee” means the Committee delegated the authority to administer the Plan in accordance with Section 18 of the Plan.  To the extent the Committee has delegated authority to any person(s) pursuant to Section 18(a)  of the Plan, a reference to the Committee herein shall also include such person(s).

(h)                      “Common Share” means a share of the Company’s common stock, par value $0.01 per share, subject to adjustment as provided in Section 13 of the Plan.

(i)                      “Company” means Dresser-Rand Group Inc., a Delaware corporation, or Dresser-Rand Company, a partnership, as applicable.

(j)                      “Disability” means, unless otherwise provided in an Award Agreement, any termination of a Participant's employment under such circumstances that the Committee determines to qualify as a Disability for purposes of the Plan; provided, that, in the case of any Participant who, as of the date of determination, is party to an effective services, severance, employment or similar agreement with the Company or any Affiliate, "Disability" shall have the meaning, if any, specified in such agreement.

(k)                      “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(l)                      “Participant” means any individual described in Section 3 of the Plan to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(m)                      “Plan” means the Dresser-Rand Group Inc. 2008 Stock Incentive Plan as  amended from time to time.

(n)                      “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary or Affiliate, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) revenue growth; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings before interest, taxes and amortization; (iv) operating income; (v) pre- or after-tax income; (vi) cash flow; (vii) cash flow per share; (viii) net income; (ix) earnings per share; (x) return on equity; (xi) return on invested capital; (xii) return on assets; (xiii) economic value added (or an equivalent metric); (xiv) share price performance; (xv) total shareholder return; (xvi) improvement in or attainment of expense levels; (xvii) improvement in or attainment of working capital levels; or (xviii) debt reduction.  To the extent consistent with Section 162(m) of the Code, the Committee (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) the adverse effect of work stoppages or slowdowns, (v) accruals for reorganization and restructuring programs and (vi) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

Program Administration:
The Program shall be administered by the Committee, which shall have full authority to interpret the Program, to establish rules and regulations relating to the operation of the Program, to select Participants, to determine the amount of any Awards and to make all determination and take all other actions necessary or appropriate for the proper administration of the Program.  The Committee may delegate any of all of its authority hereunder, provided that the Committee shall in no event delegate its authority with respect to the compensation of any Participant whose compensation the Board or Committee reasonably believes may become subject to Section 162(m) of the Code.  No member of the Committee shall be eligible to participate in the Program.

Participants and Target Award:
Prior to March 30th of the Performance Period, or at such later time as may be permitted by applicable provisions of the Code, the Committee shall establish (A) the eligible employees who will be Participants in the Program, (B) each Participant's target Award for such Performance Period or the formula for determining each Participant's Award and (C) the applicable performance objective or objectives for such Performance Period.

Determination of Awards:
Payment calculations will be based on the Participant’s annualized salary (or other rate as determined by the committee) as of the final pay period of the Performance Period.  Final calculated incentive payments are rounded up to the nearest hundred dollars. All calculations are completed in USD and converted using the D-R foreign exchange rates at the end of the Performance Period.  Non-USD Awards are converted back to local currency after the incentive payment has been rounded.

Bonus Pool:
The Program for a Performance Period may consist of one or more bonus pools, with each Participant placed in one such pool.  The Committee shall approve the structure of each such pool and designate the Participants in the pool, the total amount of the pool, and such Participant's allocable percentage share of such pool prior to March 30 of the Performance Period (or such later time as may be permitted by applicable provisions of the Code).  To the extent a pool includes "Covered Employees" within the meaning of Section 162(m) of the Code, the pool shall be operated in compliance with the requirements of Section 162(m), which require that (i) each Participant's percentage share of the pool must be established no later than 90 days after the commencement of the applicable Performance Period, and (ii) the exercise of negative discretion with respect to one Participant in the pool may not result in an increase in the amount payable to any Covered Employee who is a Participant in such pool.  Moreover, if the amount payable to each Participant in a pool that includes one or more Covered Employees is stated in terms of a percentage of the pool, the sum of the individual percentages of the pool may not exceed 100 percent.

The Bonus Pool performance goals, to the extent it covers or potentially covers Covered Employees, will be based solely on Qualifying Performance Criteria.  Satisfaction of these Criteria will enable a Participant to earn 100% of his or her target bonus (or whatever applicable percentage is indicated in the Program's metrics established for the Performance Period).  The Committee may then take into account other criteria (whether or not Qualifying Performance Criteria) and use negative discretion to decrease a Participant's Incentive Bonus, but it may not use other criteria or positive discretion to increase the Incentive Bonus for any Covered Employee.

The same objective financial goals can be used both to set the amount of the Bonus Pool and to function as the Qualifying Performance Criteria to determine if an Incentive Bonus (and the amount of the bonus) was earned.  The Committee shall establish a minimum threshold for the Qualifying Performance Criteria, below which no Incentive Bonus will be earned.  The Committee shall also establish maximum limits on the Incentive Bonus payable at various levels about this threshold that the Qualifying Performance Criteria are satisfied, and the relationship between the various levels of Qualifying Performance Criteria achieved and the amount of Incentive Bonus thereby earned.

Pro-rata calculations:
Participants who become eligible for the Program during the Performance Period will receive pro-rata payments based on the number of months during the Performance Period in which they participate in the Program.  Participants will receive credit for a month if they become eligible on or before the 15th day of the month.

Participants who change positions during the Performance Period may experience a change in Program objective, Target Awards, Individual Objectives (provided the Individual Objectives associated with a position existed for at least four full months), or the formula for determining each Participant’s Award. In this situation, the Participant will receive a pro-rata payout for the incentive earned in each position.  These pro-rata payments will be added together to arrive at the total annual Program incentive payment.

Notwithstanding the foregoing, in the case of a newly hired Participant, the Committee may provide for a guaranteed bonus, or a bonus that would exceed the bonus that would otherwise be payable in the Program unless the Participant is a "covered employee" (within the meaning of Section 162(m) of the Code),in which case no guarantees or excess payments would apply

If a Participant transfers to a non-eligible position during the Performance Period, such Participant is eligible for an Individual Payout for such Performance Period, based on the number of months during the Performance Period in which they were in an eligible position, based on the Individual Incentive Percentage for the Participant’s annualized salary immediately prior to the Participant’s transfer to a non-eligible pay category.  Participants will receive credit for a month if they became non-eligible on or after the 15th day of the month.

Exclusions and Adjustments:
To the extent consistent with Section 162(m) of the Code, the Committee (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) the adverse effect of work stoppages or slowdowns, (v) accruals for reorganization and restructuring programs and (vi) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

Certification by Committee:
Unless otherwise determined by the Committee, no payments shall be made hereunder in respect of any Performance Period unless the Committee shall certify in writing following the end of the Performance Period that the performance objectives applicable to the Performance Period have been satisfied.  In all events, no payments hereunder shall be made to any "covered employee" (within the meaning of Section 162(m) of the Code) until after satisfaction of the performance criteria has been certified by the Committee.

Termination of Employment:
Unless otherwise determined by the Committee and except as may otherwise be provided in a Participant's written agreement with the Company or an Affiliate, if a Participant's employment terminates for any reason prior to the date on which an Award for a Performance Period is paid hereunder, such Participant shall forfeit all rights to such Award, unless the Participant's employment terminates as a result of Death, Severance, Disability or Retirement.  In such cases, the Committee shall give consideration at its sole discretion to the payment of an Award or partial Award with regard to the portion of the Performance Period worked, but for Covered Employees, only to the extent that the performance objectives have been satisfied.

Employment changes due to Severance, Retirement or Disability may result in a pro-rated Award payment, based on full months of service, at the Committee's discretion, but any such Award payments (i) will only be made after the end of the Performance Period (at the same time as all other Award payments for such Performance Period), and (ii) only to the extent that the performance criteria were achieved.

A Participant is considered to have Retired if the Participant has at the time of termination expressed in writing an intent not to engage in any form of business conducted by the Company in a from satisfactory to the Company, has given the Company at least one year’s advance written notice of the intention to retire, and:

1.  Has attained the age of 62 and have 10 or more years of service; or
2.  Has attained the age of 65 and have 5 or more years of service

Death of Participant
1.
Upon the death of a Participant during a Performance Period, a prorated payment based on number of full months worked will be made to the Participant’s Beneficiary by March 15 following the Performance Period for US-paid Employees or April 1 for Participants not paid from the US.

2.
Upon the death of a Participant after a Performance Period, but before payment for that Year has been made, the full benefit otherwise due under the Program will be will be made to the Participant’s Beneficiary by March 15 following the Performance Period for US-paid Employees or April 1 for Participants not paid from the US.

Beneficiary:
Payment for the benefit of a deceased Participant will be made in preference of the following:

1.	As the participant specified as the Company life insurance beneficiary,
2.	for employees not covered in the Company life insurance policy or who otherwise have not specified a beneficiary award will be made as specified in the Last Will and Testament,
3.	Spouse, then
4.	Children

Maximum Amount Payable:
The maximum Award payable hereunder to any Participant with respect to any Performance Period shall in no event exceed $6 million.

Payment of Awards:
Following the Performance Period, each Participant's Award for the Performance Period will be determined in accordance with the terms of the Program, and the Participant shall be eligible to receive payment of the Award.  Individual Payments to actively employed, eligible Participants will be paid by March 15 following the Performance Period for US-paid Employees; or by April 1 for Participants not paid from the US.

The Committee shall determine whether payment of the Award will be in cash, Common Shares, the right to receive Common Shares, options or other similar Awards, and whether any such payments will be subject to restrictions on transfer, vesting, forfeiture or deferral requirements. Equity or equity-based Awards shall be granted under the terms and conditions of the Plan.

Change in Control:
Unless otherwise determined by the Committee, and except as otherwise may be provided in a Participant’s written agreement with the Company or Affiliate, upon a Change in Control, this Program will automatically terminate and all Participants will be vested and entitled to a prorated lump sum payment equal to the Participant’s Individual Target Payout (using the annualized salary in effect on the date of Change in Control) multiplied by the number of months of the Performance Period, ending with the date the Change in Control Occurred, divided by 12.  This payment will be made as soon as administratively practicable following the Change in Control, but in no event later than 45 days from the Change in Control.

No Right to Awards:
No Participant or other person shall have any claim or right to be granted an Award under this Program.  Neither the establishment of this Program, nor any action taken hereunder, shall be construed as giving any Participant any right to be retained in the employ of the Company, or participate hereunder in the current or succeeding Performance Periods. Nothing contained in this Program shall limit the ability of the Company to make payments or Awards to Participants under any other Program, agreement or arrangement; provided, however, that no payment under any other Program, agreement, or arrangement will be made because of a failure of a Participant to earn an Award hereunder, and no such payment outside of this Program will be in the nature of or in any way related to make-whole payments for what would have been earned hereunder if the performance goals had been met.

Non-Transferability:
The rights and benefits of a Participant hereunder are personal to the Participant and, except for any payments that may be made following a Participant's death, shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, encumbrance, attachment, garnishment or other disposition.

No Impact on Benefits:
Except as may be required by law or otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant's right under any such plan, policy or program nor shall any Award be treated as compensation for purposes of termination indemnities or other similar rights, except as may be required by law.

No Constraint on Corporate Actions:
Nothing in this Program shall be construed (A) to limit, impair or otherwise affect the Company's right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (B) to limit the right or power of the Company or any of its Affiliates to take any action which such entity deems to be necessary or appropriate.

Rights of the Committee:
Except as provided below, the Committee has complete, unilateral discretion with respect to all aspects of the operation, administration, design, features, benefits and Awards under the Program and can change, terminate, or modify Awards, or otherwise change any aspect of the Plan in its discretion prospectively or retroactively regardless of anything stated in this document.   Notwithstanding the above, with respect to a Covered Employee, the Committee cannot (i) grant or change an Award, or the Qualified Performance Criteria thereunder, after the deadline under Code Section 162(m) for setting such Award (generally March 30 of a Performance Period for annual Awards), (ii) deem its performance goals satisfied when they have not been met, or (iii) use its discretion to increase the amount otherwise payable under any Award.

Taxes:
For U.S. Participants, any Award received under the Program is taxable as supplemental income in the year of payment and is subject to all applicable employment withholding taxes in the year paid.  For Participants outside the United States, country tax regulations will apply.

Deductions:

1.
There shall be deducted from all Individual Payouts any taxes required to be withheld by national, Federal, state provincial or local governments and paid over to such government for the accounts of such Participants.

2.	The Company may deduct from an Individual Payout, at its sole discretion, any and all amounts determined by Company management to be owed to the Company by the Participant.

Legal Information:
In all events, whether any cash Award is paid to a Participant will depend on the decision of the Committee (or its delegate, as appropriate).  All Awards are subject to the sole discretion of the Committee or its delegate, and nothing in this document or any other document describing or referring to the Program shall confer any right whatsoever on any person to be considered for any incentive commitments or Awards.

This document does not purport to be complete and is subject to and governed by actions, rules and regulations of the Committee (or its delegate, as appropriate).

The Program may be changed or discontinued at any time without notice or liability at the sole discretion of the Committee.

Awards shall be subject to and governed by the specific terms and conditions of the Program and the applicable Award.

Nothing contained herein shall require the Company to segregate any monies from its general fund or to create any trusts, or to make any special deposits for amounts payable to any Participant.

The Program is intended to be operated in accordance with the requirements of Section 162(m) of the Code where applicable, and shall be interpreted consistent with that intent.

Affiliates:
The Committee, in its sole discretion, may approve the participation of employees of a Dresser-Rand Affiliated Company in the Program.  Prior to the selection of employees of an affiliated company to participate in the Program, the Committee may require the Affiliate to consent to the participation of such employee or employees in the Program and to the charging of such Affiliate with the amount of any Individual Payout which may be made to such employee or employees.

Recoupment:
Every participant in the Program is obligated to reimburse to the Company all or such portion of any incentive compensation paid after April 1, 2009, that would not have been provided but for such Participant’s intentional misconduct (including knowingly creating a false document) that caused the material noncompliance of the Company with any financial reporting requirement under the securities laws requiring a restatement of the Company’s financial results.  The Company may condition any payment under the Program to a Participant on such Participant’s express agreement to honor this obligation and the other terms and conditions of the Program.

The requirement under this Program that the participant provide such reimbursement does not alter or affect the other rights and remedies that the Company may have as a result of such intentional misconduct.

Other Provisions:
No member of the Committee, or employee of the Company, shall be liable for any act done, or determination made in good faith, with respect to the administration of this Program.  The Company indemnifies and holds harmless to the fullest extend allowed by law such persons individually and collectively, from and against any and all losses resulting from liability to which the Committee, or the members of the Committee, or employee of the Company may be subjected by reason of any act or conduct (except willful misconduct, fraud or gross negligence) in their official capacities in the administration of the Program, including all expenses reasonably incurred in their defense, in case the Company fails to provide such defense.

Any provision of the Program prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions.

The terms of this Program document supersede any written or verbal agreements, representations, proposals or plans with respect to the subject matter hereof; provided, however that the forgoing shall not act to supersede an existing written agreement between a Participant and the Company that has been approved by the Committee.

IN WITNESS WHEREOF, the Company has adopted this Program this 12th day of February 2010.

DRESSER-RAND COMPANY

/s/ James A. Garman
James A. Garman
Vice President and Chief Administrative Officer